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                                                                      EXHIBIT 8


                             WEIL, GOTSHAL & MANGES
               A Partnership Including Professional Corporations
                              1615 L Street, N.W.
                          Washington, D.C. 20036-5610
                                 (202) 682-7000
                               Fax: (202)857-0939
                                 (202) 857-0940
                               Telex: ITT 440045


Writer's Direct Line
(202) 682-7000                                   October 25, 1995



The Board of Directors
Bear, Stearns & Co. Inc.
245 Park Avenue
New York, New York  10167

Ladies and Gentlemen:

We have acted a special United States tax counsel to The Bear Stearns Companies Inc. (the "Company") in connection with the Nikkei 225 Index Stock Reset Call Warrants described in the prospectus supplement, subject to completion, dated October 6, 1995 (the "Prospectus Supplement") to the prospectus dated July 28, 1995 (the "Prospectus").

We have examined the Prospectus Supplement and such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies of the authenticity of the originals of such later documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon the representations, warranties and covenants of the Company. We have further assumed that the Warrants will conform to the forms thereof that we have examined.

Based upon the foregoing we are of the opinion that the statements in the Prospectus Supplement under the caption "Certain United States Federal Income Tax Considerations",







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The Board of Directors
Bear, Stearns & Co. Inc.
October 25, 1995
Page 2


insofar as they relate to the provisions of United States federal tax law therein described, are accurate in all material respects.

We consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus or Prospectus Supplement.

This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent except as noted above.


                                            Very truly yours,

                                            WEIL, GOTSHAL & MANGES




























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